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                                  EXHIBIT 99.1
                                  PRESS RELEASE

From:          THE ACKERLEY GROUP, (206) 624-2888

MEDIA CONTACT:

Kathy Savitt or Rosanne Marks, MWW/Savitt (206) 689-8505

ANALYST CONTACT:

Dan Evans, Jr., Vice President Public Affairs
Denis Curley, Co-President and Chief Operating Officer The Ackerley Group
  (206) 624-2888
Michael Lendener, The MWW Group (212) 704-9727

THE ACKERLEY GROUP ANNOUNCES SALE OF SEATTLE SUPERSONICS

Company to Focus on Higher Margin Opportunities in its Broadcast and Outdoor Media Segments


SEATTLE - January 11, 2001 - The Ackerley Group (NYSE: AK) announced today that it has signed a purchase agreement to sell its Seattle SuperSonics NBA franchise for $200 million. The team is being purchased by a private investment group of Seattle businesspeople, led by Howard Schultz, founder of Starbucks Corporation, and including Sonics President and General Manager Wally Walker. The transaction, which includes the WNBA's Seattle Storm, is expected to close during the first quarter of 2001.

The sale will allow The Ackerley Group to focus on its outdoor media, television and radio broadcasting segments, which offer superior opportunities for growth and profitability. The Ackerley Group will use proceeds from the sale to pay down debt. In addition the company will continue to identify acquisitions and investments that enhance the company's media operations.

"Throughout The Ackerley Group's 25-year history, we have repeatedly demonstrated our ability to identify and acquire undervalued assets, improve them and, where justified, divest of them at appreciable gains to the benefit of the shareholders," said Barry Ackerley, Chairman and CEO of The Ackerley Group. The Ackerley Group purchased the Seattle SuperSonics in 1983 for $11 million in cash and $11 million in other compensation. Barry Ackerley continued: "As such, the company has decided to sell the Sonics, and focus our efforts on our core media businesses. Not only does this allow us to unlock the value of this asset, which has appreciated significantly during our ownership, but it also allows us to reinvest the proceeds from the sale in our higher margin media segments."

"We have truly enjoyed our tenure as the owners of the Sonics; however, this particular transaction is the right thing for our shareholders. The added benefit is that the team will remain in Seattle," added Barry Ackerley.

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The Ackerley Group has invested strategically in its media properties in recent years, acquiring Seattle radio group New Century Media, incorporating seven outdoor media companies, and purchasing or managing 12 additional network-affiliated television stations since 1996. Profitability in outdoor media continues to grow and the company is strengthening and expanding its market-leading presence in the Northwest and Northeast. The company's television broadcasting segment also offers substantial opportunities for profitability, as the company creates station clusters in geographically contiguous small to mid-size markets. In many cases, the companys stations hold market-leading positions resulting from an emphasis on local news coverage. The segment continues to reduce costs as well through the use of innovative technologies such as its own Digital CentralCasting system and ParkerVision's PVTV.

Other technology-driven initiatives for the company include investment in new technologies that benefit its core properties through Ackerley Ventures, and the launch of local news portals in its television markets through the iKnow Network.

The Ackerley Group is currently comprised of four operating segments, containing a total of 32 independent media and entertainment operations. The Outdoor Media segment includes outdoor advertising in Seattle and Tacoma, Boston, New Jersey and New York City, and Portland, Salem and Eugene, Ore. The Television Broadcasting segment owns, or operates under management agreements, 18 stations in California, New York, Washington, Oregon and Alaska, as well as Progressive HD Mobile Productions. The Radio Broadcasting segment owns or operates five radio stations in the Seattle-Tacoma market. The Sports & Entertainment segment includes Full House Sports & Entertainment, the NBA's Seattle SuperSonics and the WNBA's Seattle Storm. For more information, visit The Ackerley Group Web site at www.ackerley.com.

Certain statements in this report set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

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For further information, contact Public affairs,
publicaffairs@ackerley.com
The Ackerley Group, Inc.
Seattle, WA
(206) 624-2888